UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2020

FibroGen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36740	77-0357827
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

FibroGen, Inc.

409 Illinois Street

San Francisco, CA 94158

(Address of principal executive offices, including zip code)

(415) 978-1200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	FGEN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 8, 2020, FibroGen China Anemia Holdings, Ltd., FibroGen (China) Medical Technology Development Co., Ltd. (“FibroGen Beijing”), and FibroGen International (Hong Kong) Limited (collectively, “FibroGen China”) and AstraZeneca AB (“AstraZeneca”, and together with FibroGen China, the “Parties”) entered into an amendment, effective July 1, 2020, to the Amended and Restated License, Development and Commercialization Agreement effective as of July 30, 2013 (the “China Agreement”), relating to the development and commercialization of roxadustat in China (the “Amendment”).

The Amendment provides for the establishment of a jointly owned entity (the “Distribution Entity”) that will perform roxadustat distribution, as well as conduct sales and marketing through AstraZeneca. FibroGen Beijing will continue to hold all of the regulatory licenses issued by China regulatory authorities and will continue to be primarily responsible for regulatory, clinical, manufacturing, medical affairs and pharmacovigilance.

While the responsibilities of the Parties under the China Agreement remain largely the same, and the Parties will continue to share equally in the economics resulting from roxadustat operations in China, certain changes are being made. With effect from April 1, 2020, the Parties have changed the method under which commercial expenses are billed, and the collaboration has been adjusted to more fully account for the cost of manufacturing. AstraZeneca’s sales and marketing costs billed to the joint venture are now subject to an annual cap at a percentage of net sales, until they have been fully reimbursed for their costs, at which point AstraZeneca will invoice based on actual costs. FibroGen Beijing will now manufacture and supply commercial product to the joint venture, at a percentage of net sales and such percentage will be subject to a cap.

Once the Distribution Entity is fully operational, FibroGen will recognize revenue based on its sales to the Distribution Entity. AstraZeneca is expected to consolidate the Distribution Entity, and recognize revenue based on sales to customers. The Amendment better aligns the Parties’ interests and is expected to enable profitability for roxadustat commercialization in China at an earlier point in time.

In addition, AstraZeneca’s right to share in the economic benefits of the collaboration will largely continue to be deferred until certain measures of profitability have been met, but will no longer be subject to a minimum cash level at FibroGen Beijing.

Development costs will continue to be shared 50/50 between the Parties.

The Parties are concurrently amending the Amended and Restated License, Development and Commercialization Agreement for roxadustat for the U.S. and all other countries not previously licensed to Astellas Pharma, effective as of July 13, 2013 (such amendment, together with the Amendment, the “Amendments”) to reflect minor changes in the governance structure under the China Agreement.

The foregoing description of the Amendments is not a complete description thereof, and is qualified in its entirety by reference to the full text of the Amendments, which will be filed with the Securities and Exchange Commission as exhibits to FibroGen, Inc.’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIBROGEN, INC.
Dated: July 10, 2020
	By:	/s/ Michael Lowenstein
Michael Lowenstein
Chief Legal Officer